Exhibit 5

511 Union Street, Suite 2700	615.244.6380	main
P.O. Box 198966	615.244.6804	fax
Nashville, TN 37219-8966	wallerlaw.com

July 30, 2013

Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended (the “Act”), on July 30, 2013 (the “Registration Statement”) relating to the registration of an aggregate of 2,000,000 additional shares of the Company’s common stock, par value $0.01 per share (the “Shares”), for issuance by the Company pursuant to the Company’s Incentive Compensation Plan (the “Plan”) as set forth in the Registration Statement.

In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner and on the terms described in the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP